Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm as experts under the caption “Independent Registered Public Accounting Firms” and to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Goodrich Corporation Employees’ Savings Plan (the Plan) of our report dated June 19, 2012, with respect to the financial statements and schedule of the Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

August 7, 2012